UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2021

Intersect ENT, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36545	20-0280837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Adams Drive Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (650) 641-2100
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.001 par value	XENT	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 10, 2021, the Board of Directors (the “Board”) of Intersect ENT, Inc. (the “Company”) appointed Neil A. Hattangadi, M.D., M.Sc. as a member of the Board to serve until the next annual meeting of stockholders. Dr. Hattangadi will also serve as a member of the Nominating and Corporate Governance Committee.

Dr. Hattangadi will receive compensation consistent with the Company’s Amended Non-Employee Director Compensation Policy (the “Compensation Policy”), which provides as follows: annual cash compensation of (i) $45,000 for service on the Board and (ii) $5,000 for service on the Nominating and Corporate Governance Committee. In addition, pursuant to the Compensation Policy, Dr. Hattangadi (a) will be granted an initial stock option to purchase shares of the Company’s common stock for a fair value of $200,000, pursuant to which 25% of the shares will vest on the one-year anniversary of the date of grant and the remaining shares will vest monthly thereafter over the next three years; and (b) at each annual meeting of stockholders commencing with the 2022 annual meeting of stockholders, will be granted a separate equity grant for a fair value of $120,000, consisting of an equal amount of shares pursuant to (i) a stock option that vests monthly over one year from the date of grant, and (ii) a restricted stock unit that vests 100% one year from the date of grant. Further, Dr. Hattangadi will enter into the Company’s standard form of indemnification agreement providing for indemnification by the Company of Dr. Hattangadi in connection with his service as a director, subject to certain limitations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intersect ENT, Inc.
Dated: March 11, 2021
	By:	/s/ Thomas A. West
Name: Thomas A. West
Title: President and Chief Executive Officer